UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 31, 2012 (October 25, 2012)

CEELOX INC.
(Exact name of Registrant as Specified in its Charter)

Nevada	000-53597	26-1319217
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

10801 Mastin, Suite 920, Bldg # 8
Overland Park, Kansas   66210
(Address of principal executive offices, Zip code)

(913) 884-3705
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K and other reports filed by Ceelox, Inc., a Nevada corporation (the “Registrant”) from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward-looking statements and information based upon the beliefs of, and currently available to, the Registrant’s management as well as estimates and assumptions made by the Registrant’s management. When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions and variations thereof as they relate to the Registrant or the Registrant’s management identify forward-looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other risk factors relating to the Registrant’s industry, the Registrant’s operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although the Registrant believes that the expectations reflected in the forward-looking statements contained in the Registrant’s Filings are reasonable, the Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, the Registrant does not intend to update any of the forward-looking statements contained herein to conform these statements to actual results.

Item 1.01                Entry into a Material Definitive Agreement.

On October 25, 2012, the Company entered into an asset purchase agreement (“Agreement”) with SEND GLOBAL CORPORATION, a Michigan corporation (“Send Global”), and ITEKNIK HOLDING CORPORATION, a Wyoming corporation and the Parent company of Send Global(“Parent,” and together with Send Global, the “Sellers,” and each a “Seller”).  The Company has agreed to purchase substantially all of the assets of Send Global in exchange for: (i) $1,750,000 in cash, less the audit adjustment amount, if any, less the audit costs, (ii) twelve million shares of the Company’s common stock, and (iii) the assumption of certain of Send Global’s liabilities, (the “Purchase Price”).  The Purchase Price shall be paid as follows:

-	Not later than November 22, 2012, the Company shall pay Parent a non-refundable cash payment of One Hundred Twenty-Five Thousand Dollars ($125,000), less the Audit Costs;

-	Not later than January 31, 2013, the Company shall pay Parent a non-refundable cash payment of One Hundred Twenty-Five Thousand Dollars ($125,000); and

-
on the Closing Date, the Company shall deliver to Parent (x) an amount in cash equal to the remaining Cash Payment of One Million Five Hundred Thousand Dollars ($1,500,000), less the audit adjustment amount, if any, and (y) either the additional payment of Five Hundred thousand dollars ($500,000) or the issuance of twelve million (12,000,000) shares of the Company’s common stock (“Common Stock Consideration”).

As part of the acquisition, the Company has agreed to assume certain accounts payable, deferred revenue and operational liabilities of Send Global.

The cash payment portion of the Purchase Price may be adjusted (“Audit Adjustment Amount”) if there is a material deviation from amounts reflected on the financial statements provided to the Company, which shall be determined in the sole discretion of the Company’s auditors.  An adjustment will be made to the Purchase Price only if any such material deviations in the aggregate exceed $25,000.   However, no Audit Adjustment Amount shall exceed $87,500.

In the event that the Company determines to issue the Common Stock Consideration, then the equity portion of the Purchase Price may be adjusted if at any time between the seven (7) month anniversary of the Closing Date and the twenty-four (24) month anniversary of the Closing Date the aggregate value of the Common Stock Consideration is not equal to at least $500,000 based upon a ten (10) day volume weighted average price calculation, then the Company shall pay Send Global an amount in cash equal to the shortfall.  Additionally, in the event that the Common Stock Consideration, if at any time between the seven (7) month anniversary of the Closing Date and the twenty-four (24) month anniversary of the Closing Date the shares of Common Stock constituting the Common Stock Consideration are prohibited by a regulatory authority from being resold or traded, then the Company shall pay Parent an amount in cash equal to $500,000.

In connection with the acquisition, the Company will enter into employment and consulting agreements with several individuals currently involved with the Send Global business.

In the event that the acquisition has not been completed on or before the six month anniversary of the date of the Agreement, Parent may elect to terminate the Agreement and the Company would be required to issue twelve million shares of its common stock to Parent as a break-up fee.

The closing date is expected to be on the first business day following the six month anniversary of the date of the Agreement.

For a more complete description of the terms of the Agreement see Exhibit 99.1 attached hereto.

Item 9.01.               Financial Statements and Exhibits.

(a)    Exhibits.

99.1	Asset Purchase Agreement by and between Ceelox, Inc., Send Global Corporation and ITEKNIK Holding Corporation, dated October 25, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEELOX, INC.

Date: October 31, 2012	By: /s/ MARK GRANNELL
Name: Mark Grannell
Title: Chief Executive Officer